PENNROCK FINANCIAL SERVICES CORP.
                              EXHIBIT 99

   For Immediate Release-3/10/04
   Contact: Shannan B. Guthrie
   Public Relations Manager
   717/ 354-3612
   sbguthrie@bbnb.com



               PENNROCK DECLARES CASH DIVIDEND
                  FOR FIRST QUARTER OF 2004


   BLUE BALL, PA--The Board of Directors of PennRock Financial Services Corp. (Nasdaq: PRFS), parent company of Blue Ball National Bank, The National Advisory Group, Inc. and Pension Consulting Services Inc., declared a cash dividend on March 9, 2004 of $ .20 per share. The dividend applies to all shareholders of record as of March 23, 2004 and is payable on April 6, 2004. Shareholders will receive $ .20 for each share of PennRock stock owned as of the record date.

   PennRock Financial Service Corp., headquartered in Blue Ball, PA is a bank holding company with over $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, The National Advisory Group, Inc., and Pension Consulting Services, Inc. Blue Ball National Bank, a wholly owned subsidiary of PennRock, provides a broad range of banking, trust and other financial services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania.
   The National Advisory Group, Inc. and Pension Consulting Services, Inc. offer asset management and corporate retirement plan administration services to clients in southeastern Pennsylvania, New Jersey and Delaware. For more information about PennRock visit www.pennrock.com.

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